W. Jack Plants II Promoted to Executive Vice President of Financial Institutions, Inc. and Five Star Bank

WARSAW, N.Y. – December 20, 2022 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC, Courier Capital, LLC and HNP Capital, LLC, announced that Chief Financial Officer and Treasurer W. Jack Plants II has been promoted to Executive Vice President.

Plants joined the Company in 2019 as Senior Vice President and Corporate Treasurer. He was promoted to the role of Chief Financial Officer in February 2021, assuming expanded leadership of the Company’s financial planning and analysis, accounting, tax, investor and external relations and treasury groups.

“Jack has proven himself to be an integral member of our leadership team and I am very pleased to announce his promotion to Executive Vice President,” said Martin K. Birmingham, President and Chief Executive Officer of Financial Institutions, Inc. and Five Star Bank. “I am confident that Jack will do an excellent job of helping us leverage the strategic investments we’ve completed this year with respect to talent, geographic expansion and enhanced digital capabilities and offerings, to improve profitability and operating leverage in 2023.”

Prior to joining the Company and Bank in 2019, Plants had most recently served as Senior Vice President and Treasurer of United Bank, a financial services firm offering commercial, small business, wealth management and consumer banking products and services to customers throughout Connecticut, Massachusetts and Rhode Island. Prior to his seven-year tenure at United Bank, he worked in various treasury and credit roles with GE Capital, Patriot National Bank, SL Financial Services and GE Commercial Finance. He started his career with Five Star Bank in 2006.

Plants is active in his Upstate New York community, serving on the capital campaign committee of the Seneca Park Zoo Society and the investment committee of The United Way of Greater Rochester and the Finger Lakes. He is also an active supporter of the Seneca Waterways Council and the Roswell Park Alliance Foundation, among other regional organizations, and a member of Financial Executives International. Plants is a graduate of St. Bonaventure University, where he earned both his BBA in Finance with a minor in Economics and MBA in Finance and Accounting.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $5.5 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC and HNP Capital, LLC offer customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at five-starbank.com and fiiwarsaw.com.

For additional information contact:

Kate Croft

Director, Investor and External Relations

716-817-5159

klcroft@five-starbank.com